Exhibit 5.1


                         [Letterhead of Loeb & Loeb LLP]


                                 August 18, 2005

Intelli-Check, Inc.
246 Crossways Park West
Woodbury, NY 11797

                     Re: Registration Statement on Form S-3
Gentlemen:

      We have acted as counsel to Intelli-Check, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration for resale by the selling stockholders listed therein (the "Selling Stockholders") of up to (i) 1,250,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), (ii) 625,000 shares of Common Stock issuable upon exercise of warrants (the "Warrants"; the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares").

      In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Amended Articles of Incorporation of the Company, (iii) the By-Laws of the Company (iv) the Form of Purchase Agreement between the Company and the Selling Stockholders in the August 8 and 9, 2005 private placement referred to in the Registration Statement, (v) the Form of Warrant and (vi) certain records of the Company's corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

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      Based upon and subject to the foregoing, we are of the opinion that:


      (a) the Shares are validly issued, fully paid and non-assessable;


      (b) the Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.


      We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K promulgated under the Act.

                                 Very truly yours,

                                 /s/Loeb & Loeb LLP
                                 LOEB & LOEB LLP